Exhibit 99.1
Advance Auto Parts Reports Record First Quarter 2021 Results
Net Sales Increased 23.4% to $3.3 billion, Comparable Store Sales Increased by 24.7%
Operating Income Margin Increased 466 basis points; Adjusted Operating Income Margin Increased 478 basis points
Diluted EPS Increased 346.0% to $2.81; Adjusted Diluted EPS Increased 234.0% to $3.34

RALEIGH, N.C., June 2, 2021 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the first quarter ended April 24, 2021.
"In the first quarter of 2021, we delivered record-breaking sales growth across our business, as both DIY and professional customers turned to Advance for their automotive needs amid a strong industry backdrop," said Tom Greco, president and chief executive officer. "I want to thank all our team members and independent partners for their relentless focus on execution during the quarter. In addition to the positive macro environment, our significant investments in both the business and our team over the past several years led to an improved customer experience and margin expansion. We delivered comparable store sales growth in the first quarter of 24.7% and adjusted operating income margin expansion of 478 basis points. Robust consumer demand, on-going cost control and operational improvements helped enable both gross margin and SG&A expense leverage, resulting in an all-time high for quarterly adjusted diluted EPS.

"Our commitment and actions to protect the financial strength of the business during the pandemic resulted in first quarter free cash flow of $259 million. In addition, we returned $204 million to our shareholders through the combination of share repurchases and our quarterly cash dividend of $0.25 per share. Based on the health of our balance sheet and the confidence in our continued cash generation, our board recently approved an additional $1 billion share repurchase authorization and a significant increase in our quarterly cash dividend. We're committed to a balanced approach in returning cash to shareholders and our recent actions are a testament to that commitment. Building on the strength of our brands and our diversified digital and physical asset base, we remain focused on the execution of the long-term strategy we discussed in April to drive total shareholder returns for years to come."

Q1 2021 Highlights (1)

•Net sales increased 23.4% to $3.3 billion
•Comparable store sales (2) increased 24.7%; On a two-year stack, Comparable store sales increased 15.4%
•Operating income increased 221.5% to $252.1 million; Operating income margin expanded 466 basis points to 7.6%
•Adjusted operating income (2) increased 164.0% to $298.8 million; Adjusted operating income margin (2) expanded 478 basis points to 9.0%
•Diluted EPS increased 346.0% to $2.81; Adjusted Diluted EPS (2) increased 234.0% to $3.34
•Operating cash flow increased to $329.9 million from $10.9 million; Free cash flow (2) increased to $259.0 million from $(72.1) million
•Returned approximately $203.5 million to shareholders through the combination of share repurchases and the company’s quarterly cash dividend
1 All comparisons are based on the same time period in the prior year. Beginning in the first quarter of 2021, the impact of LIFO on the company's results of operations is included as a reconciling item to arrive at its non-GAAP financial measures. For further information, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.
2 Comparable store sales exclude sales to independently owned Carquest locations. For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

First Quarter 2021 Operating Results
Net sales for the first quarter of 2021 were $3.3 billion, a 23.4% increase versus the first quarter of the prior year. Comparable store sales for the first quarter of 2021 increased 24.7%.

Adjusted gross profit increased 26.0% to $1.5 billion. Adjusted gross profit margin was 44.8% of Net sales in the first quarter of 2021, a 91 basis point increase from the first quarter of 2020, driven by an increase in net sales, improvements in supply chain leverage, pricing actions, channel mix as well as material cost optimization. These improvements were slightly offset by unfavorable inventory related costs, product mix and headwinds associated with shrink and defectives. The company's GAAP Gross profit margin increased to 44.6% from 43.5% in the first quarter of 2020.

Adjusted SG&A increased $121.9 million to $1.2 billion. Adjusted SG&A was 35.8% of Net sales in the first quarter of 2021, which improved 387 basis points as compared to the first quarter of 2020. The improvement was driven by fixed cost leverage primarily related to payroll and rent as well as lower insurance and claims related expenses from the company's continued efforts on safety. The savings were partially offset by an increase in field bonus, marketing investments as well as an increase in third-party and service contracts related to IT transformational plans. The company's GAAP SG&A was 37.0% of Net sales in the first quarter of 2021 compared to 40.6% in the first quarter of 2020.

The company's Adjusted operating income was $298.8 million in the first quarter of 2021, including approximately $16 million in COVID-19 related expenses, compared to $113.2 million in the first quarter of the prior year. Adjusted operating income margin of 9.0% of Net sales in the first quarter of 2021 increased 478 basis points for the first quarter for 2021 compared to the first quarter of the prior year. On a GAAP basis, the company's Operating income was $252.1 million, or 7.6% of Net sales, an increase of 466 basis points compared to the first quarter of 2020.

The company's effective tax rate in the first quarter of 2021 was 24.3%, compared to 27.6% in the first quarter of the prior year. The company's Adjusted diluted EPS was $3.34 for the first quarter of 2021, an increase of 234.0% compared to the first quarter of the prior year. On a GAAP basis, the company's Diluted EPS increased 346.0% to $2.81.

Year to date Operating cash flow was $329.9 million through the first quarter of 2021 versus $10.9 million in the same period of the prior year. The increase was primarily driven by the increased cash generated from operations and other working capital improvements. Free cash flow through the first quarter of 2021 was $259.0 million.

Capital Allocation
On April 19, 2021, the company's Board of Directors approved an additional share repurchase authorization of $1.0 billion. During the first quarter of 2021, the company repurchased approximately 1.1 million shares of its common stock for an aggregate amount of approximately $170.4 million, or an average price of $157.84 per share. At the end of the first quarter of 2021, the company had approximately $1.3 billion remaining under the share repurchase program.

On April 19, 2021 the company's Board of Directors declared a regular cash dividend of $1.00 per share to be paid on July 2, 2021 to all common stockholders of record as of June 18, 2021.

Updated 2021 Full Year Guidance
"We continue to see top-line sales strength in the early weeks of the second quarter of 2021," said Jeff Shepherd, executive vice president and chief financial officer. "Through the first four weeks of Q2, our comp sales continue to trend in the mid-teens and on a two-year stack are comparable with our Q1 2021 increase of 15.4%. While we're still anticipating significant volatility throughout the balance of this year due to macro-economic factors, we're again updating our full year guidance to reflect this continued top-line momentum."

	Prior Outlook		Updated Outlook
	As of April 20, 2021		As of June 2, 2021
	Full Year 2021		Full Year 2021
($ in millions)	Low	High	Low	High
Net sales	$10,200	$10,400	$10,400	$10,600
Comparable store sales	2.0%	4.0%	4.0%	6.0%
Adjusted operating income margin (1)	8.9%	9.1%	9.0%	9.2%
Income tax rate	24%	26%	24%	26%
Capital expenditures	$300	$350	$300	$350
Free cash flow (1)	Minimum $575		Minimum $575
New store openings	100	150	100	150
(1) For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2021 non-GAAP financial measures, specific quantification of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Investor Conference Call
The company will host a webcast to discuss its results for the first quarter of 2021 and other business updates scheduled to begin at 8 a.m. Eastern Time on Wednesday, June 2, 2021. The webcast will be accessible via the Investor Relations page of the company's website (www.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the Advance website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of April 24, 2021, Advance operated 4,793 stores and 178 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The company also serves 1,285 independently owned Carquest branded stores across these locations in addition to Mexico, Grand Cayman, the Bahamas, Turks and Caicos and the British Virgin Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "likely," "may," "plan," "position," "possible," "potential," "probable," "project," "should," "strategy," "will," or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the company's strategic initiatives, operational plans and objectives, expectations for economic recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, the highly competitive nature of the company's industry, demand for the company's products and services, complexities in its inventory and supply chain, challenges with transforming and growing its business and factors related to the current global pandemic. Please refer to "Item 1A. Risk Factors." of the company's most recent Annual Report on Form 10-K for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 24, 2021 (1)	January 2, 2021 (2)
Assets
Current assets:
Cash and cash equivalents	$880,233	$834,992
Receivables, net	804,826	749,999
Inventories	4,476,656	4,538,199
Other current assets	149,003	146,811
Total current assets	6,310,718	6,270,001
Property and equipment, net	1,463,990	1,462,602
Operating lease right-of-use assets	2,378,964	2,379,987
Goodwill	994,530	993,590
Intangible assets, net	672,455	681,127
Other assets	47,831	52,329
	$11,868,488	$11,839,636
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,737,853	$3,640,639
Accrued expenses	603,327	606,804
Other current liabilities	451,243	496,472
Total current liabilities	4,792,423	4,743,915
Long-term debt	1,033,369	1,032,984
Noncurrent operating lease liabilities	2,035,785	2,014,499
Deferred income taxes	357,343	342,445
Other long-term liabilities	148,001	146,281
Total stockholders' equity	3,501,567	3,559,512
	$11,868,488	$11,839,636

(1)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the company's previously prepared consolidated balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(2)The balance sheet at January 2, 2021 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Sixteen Weeks Ended
	April 24, 2021 (1)	April 18, 2020 (1)
Net sales	$3,330,370	$2,697,882
Cost of sales, including purchasing and warehousing costs	1,845,444	1,525,149
Gross profit	1,484,926	1,172,733
Selling, general and administrative expenses	1,232,797	1,094,308
Operating income	252,129	78,425
Other, net:
Interest expense	(11,191)	(12,243)
Other income (expense), net	4,836	(5,989)
Total other, net	(6,355)	(18,232)
Income before provision for income taxes	245,774	60,193
Provision for income taxes	59,844	16,605
Net income	$185,930	$43,588

Basic earnings per common share	$2.83	$0.63
Weighted average common shares outstanding	65,688	69,181

Diluted earnings per common share	$2.81	$0.63
Weighted average common shares outstanding	66,102	69,392

(1)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the company's previously prepared consolidated statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Sixteen Weeks Ended
	April 24, 2021 (1)	April 18, 2020 (1)
Net income	$185,930	$43,588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,253	78,579
Share-based compensation	16,260	13,809
Provision for deferred income taxes	14,660	146
Other, net	5,275	1,415
Net change in:
Receivables, net	(53,982)	59,303
Inventories	63,883	(104,899)
Accounts payable	96,094	(112,459)
Accrued expenses	(50,949)	(1,824)
Other assets and liabilities, net	(24,492)	33,250
Net cash provided by operating activities	329,932	10,908
Cash flows from investing activities:
Purchases of property and equipment	(70,884)	(82,973)
Purchase of an indefinite-lived intangible asset	—	(230)
Proceeds from sales of property and equipment	590	71
Net cash used in investing activities	(70,294)	(83,132)
Cash flows from financing activities:
Proceeds from borrowing on revolving credit facility	—	500,000
Proceeds from issuances of senior unsecured notes, net	—	498,240
Dividends paid	(33,146)	(21,593)
Proceeds from the issuance of common stock	—	735
Repurchases of common stock	(183,647)	(35,761)
Other, net	104	(4,763)
Net cash (used in) provided by financing activities	(216,689)	936,858
Effect of exchange rate changes on cash	2,292	(3,461)

Net increase in cash and cash equivalents	45,241	861,173
Cash and cash equivalents, beginning of period	834,992	418,665
Cash and cash equivalents, end of period	$880,233	$1,279,838

(1)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the company's previously prepared consolidated statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the company's operating performance, financial position or cash flows. The company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) LIFO impacts; (2) transformation expenses under the company's strategic business plan; (3) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (4) other non-recurring adjustments is useful and indicative of the company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to store closure and consolidation activity in excess of historical levels. These measures assist in comparing the company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

LIFO impacts — Beginning in the first quarter of 2021, to assist in comparing the company's current operating results with the operational performance of other companies in the industry, the impact of LIFO on the company's results of operations is a reconciling item to arrive at non-GAAP financial measures.

Transformation expenses — Costs incurred in connection with the company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the company does not view to be normal cash operating expenses. These expenses include, but not be limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and team member severance in connection with our voluntary retirement program and continued optimization of our organization.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the company with the development of various information technology and supply chain projects in connection with the company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the company's operating structure across the enterprise.

GPI amortization of acquired intangible assets — As part of the company's acquisition of GPI, the company obtained various intangible assets, including customer relationships, non-compete contracts and favorable lease agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Sixteen Weeks Ended
(in thousands, except per share data)	April 24, 2021	April 18, 2020
Net income (GAAP)	$185,930	$43,588
Cost of sales adjustments:
Transformation expenses:
LIFO impacts (1)	3,147	8,837
Other significant costs	2,303	1,253
SG&A adjustments:
GPI amortization of acquired intangible assets	8,547	8,443
Transformation expenses:
Restructuring costs	20,742	4,064
Third-party professional services	8,034	2,983
Other significant costs	3,883	9,160
Other income adjustment	(36)	—
Provision for income taxes on adjustments (2)	(11,655)	(8,685)
Adjusted net income (Non-GAAP)	$220,895	$69,643

Diluted earnings per share (GAAP)	$2.81	$0.63
Adjustments, net of tax	0.53	0.37
Adjusted EPS (Non-GAAP)	$3.34	$1.00

(1)The sixteen weeks ended April 18, 2020 non-GAAP expenses have been adjusted for the $8.8 million LIFO impact to be comparable with the company's 2021 presentation.
(2)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Sixteen Weeks Ended
(in thousands)	April 24, 2021	April 18, 2020
Gross profit (GAAP)	$1,484,926	$1,172,733
Gross profit adjustments	5,450	10,090
Adjusted gross profit (Non-GAAP)	$1,490,376	$1,182,823

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Sixteen Weeks Ended
(in thousands)	April 24, 2021	April 18, 2020
SG&A (GAAP)	$1,232,797	$1,094,308
SG&A adjustments	(41,206)	(24,650)
Adjusted SG&A (Non-GAAP)	$1,191,591	$1,069,658

Reconciliation of Adjusted Operating Income:
	Sixteen Weeks Ended
(in thousands)	April 24, 2021	April 18, 2020
Operating income (GAAP)	$252,129	$78,425
Cost of sales and SG&A adjustments	46,656	34,741
Adjusted operating income (Non-GAAP)	$298,785	$113,166

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Sixteen Weeks Ended
(In thousands)	April 24, 2021	April 18, 2020
Cash flows from operating activities	$329,932	$10,908
Purchases of property and equipment	(70,884)	(82,973)
Free cash flow	$259,048	$(72,065)

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	April 24, 2021	January 2, 2021
Total GAAP debt	$1,033,369	$1,032,984
Add: Operating lease liabilities	2,460,951	2,477,087
Adjusted debt	3,494,320	3,510,071

GAAP Net income	635,363	493,021
Depreciation and amortization	248,755	250,081
Interest expense	45,834	46,886
Other income (expense), net	(6,842)	3,984
Provision for income taxes	201,233	157,994
Restructuring costs	33,443	16,765
Third-party professional services	19,168	14,117
Other significant costs	14,899	19,126
Transformation expenses	67,510	50,008
Other adjustments (1)	47,986	48,022
Total net adjustments	604,476	556,975
Adjusted EBITDA	1,239,839	1,049,996
Rent expense	553,590	553,751
Share-based compensation	47,722	45,271
Adjusted EBITDAR	$1,841,151	$1,649,018

Adjusted Debt to Adjusted EBITDAR	1.9	2.1

(1)The adjustments to the four quarters ended April 24, 2021 and January 2, 2021 represent charges incurred resulting from the early redemption of the company's 2022 and 2023 senior unsecured notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the sixteen weeks ended April 24, 2021, 9 stores and branches were opened and 14 were closed or consolidated, resulting in a total of 4,971 stores and branches as of April 24, 2021, compared to a total of 4,976 stores and branches as of January 2, 2021.